Secretary of State

[seal]

CORPORATE CHARTER

I, DEAN HELLER, the duly elected and qualified Nevada Secretary of State, do hereby certify that PRIME EQUIPMENT CORP. did on December 18, 1998 file in this office the original Articles of Incorporation; that said Articles are now on file and of record in the office of the Secretary of State of the State of Nevada, and further, that said Articles contain all the provisions required by law of said State of Nevada.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed the Great Seal of State, at my office, in Carson City, Nevada, on December 18, 1998.

/s/ DEAN HELLER

Secretary of State

By /s/ DENISE A. BATES

Certification Clerk